CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 251 to Registration Statement No. 333-62298 on Form N-1A of our report dated April 29, 2011, relating to the financial statements and financial highlights of Trust for Professional Managers, including Snow Capital All Cap Value Fund, Snow Capital Small Cap Value Fund, and Snow Capital Opportunity Fund (the “Funds”), included in the Funds’ Annual Report on Form N-CSR of Trust for Professional Managers for the period ended February 28, 2011, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
June 23, 2011